EXHIBIT 99.2

Barings Corporate Investors

Certificate

I, Kristin Goodchild, Associate Secretary of Barings Corporate Investors ("MCI" or the "Trust"), hereby certify that the following resolutions were duly adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, on October 28, 2016 and remain in full force and effect.

WHEREAS:	Section 17(g) and Rule 17g-1 of the Investment Company Act of 1940, as amended, requires that MCI and Barings Participation Investors ("MPV") provide and maintain a fidelity bond issued by a reputable fidelity insurance company;

WHEREAS:	MCI's and MPV's existing coverage is a joint bond with Barings Global Short Duration High Yield Fund ("BGH");

WHEREAS:	The Risk Management Department of Massachusetts Mutual Life Insurance Company ("MassMutual") surveyed the availability of appropriate fidelity bonds from Great American Insurance Company ("Great American") and other insurers;

WHEREAS:	The proposed carrier for coverage is Great American, a general insurance organization that currently carries an A.M. Best rating of A;

WHEREAS:	The minimum amount of coverage for MCI under the U.S. Securities and Exchange Commission (the "SEC") rules is $ 750,000, the minimum amount of coverage for MPV is $600,000 and the minimum amount of coverage for BGH is $900,000;

WHEREAS:	The minimum amount for a joint bond with MCI, MPV, and BGH is $2,250,000, so a proposed bond in the amount of $2,250,000 is recommended for the November 4, 2016 to November 3, 2017 period; and

WHEREAS:	The total proposed premium for the joint bond is expected to be approximately $3,500 with MCI's portion being $1,155, MPV's portion being $945, and BGH's portion being $1,400. The joint bond carries no deductible for fidelity coverage as required by SEC regulations, and carries a $5,000 or $10,000 deductible for various optional coverages; it is therefore:

RESOLVED:	That Great American and its affiliated companies carrying its group financial rating be, and they hereby are, approved for the bonding of officers and employees of MCI and MPV as required by law, including a requirement for a 60-day notice of any cancellation, termination or modification; that all officers and employees of MCI and MPV or of its investment adviser having access to the securities of MCI and MPV be bonded under a "Registered Management Investment Company Bond" jointly with BGH, the bond to be in the total amount of $2,250,000, to indemnify each MCI, MPV, and BGH against larceny and embezzlement, which the Trustees, including a majority of those not "interested persons" (as defined by the Investment Company Act of 1940, as amended) hereby, in light of the value and nature of the assets, the persons having access thereto and the custody arrangements therefore, find to be reasonable;

RESOLVED:	That the payment by MCI and MPV of its pro-rated portion of the estimated total 12-month premium of approximately $3,500 for coverage commencing November 4, 2016 and ending November 3, 2017, is found to be reasonable and officers authorized to make disbursements are directed to pay the pro-rated portion;

RESOLVED:	That the Chairman, the President, a Vice President, the Chief Financial Officer, the Treasurer, or the Secretary be, and they each hereby are, authorized to enter into an agreement with the other insured providing that in the event recovery is received under the bond as a result of a loss sustained by the Trusts, that each of MCI, MPV, and BGH shall receive an equitable share of the recovery and at least equal to the amount it would have received under an individual bond for the minimum required coverage [for MCI coverage of $750,000, MPV coverage of $600,000, and for BGH coverage of $900,000]; and

RESOLVED:	That the Secretary or any Associate Secretary be, and they each hereby are, authorized to file a copy of this resolution and the bond or any other papers pertaining thereto with the SEC, to file all notices of claims and settlements under the bond as required by law and regulations of the SEC and to make such other filings and give such other notices as required by Rule 17g-1(g).

IN WITNESS WHEREOF, I have hereunto set my hand and the common seal of the Trust this 16th day of May, 2017.

   /s/ Kristin Goodchild
Kristin Goodchild
Associate Secretary